Exhibit 10.38

Zipcar, Inc.

2011 Executive Bonus Plan

Bonus Metrics

Bonus payments for Zipcar, Inc. executives for fiscal 2011 shall be based upon the achievement of the following metrics:

1.	Financial Targets that shall have an overall 80% weighting; and

2.	Individual Targets, or MBOs, that shall have an overall 20% weighting.

The Financial Targets shall be those that have been approved by the Board of Directors and are comprised of three factors:

1.	Revenue, which will have a 50% weighting (the “Revenue Target”);

2.	EBITDA, which will have a 25% weighting (the “EBITDA Earnings Target”); and

3.	Adjusted EBITDA, which will have a 25% weighting (the “Adjusted EBITDA Earnings Target”).

Calculation of Bonus Payouts Based on Financial Targets

No bonus payment shall be made with respect to a Financial Target unless the following minimum percentage of such Target is achieved:

•	at least 85% of the Revenue Target;

•	at least 85% of the EBITDA Earnings Target; or

•	at least 75% of the Adjusted EBITDA Earnings Target.

Bonus Payouts shall be straight-lined; the following is an example of certain target levels:

A.	For the Revenue or EBITDA Earnings Target:

i.	Achievement of 85% of the target will equal a 25% bonus payout for such target

ii.	Achievement of 90% of the target will equal a 50% bonus payout for such target

iii.	Achievement of 95% of the target will equal a 75% bonus payout for such target

iv.	Achievement of 100% of the target will equal a 100% bonus payout for such target

B.	For the Adjusted EBITDA Earnings Target:

i.	Achievement of 75% of the target will equal a 25% bonus payout for such target

ii.	Achievement of 80% of the target will equal a 40% bonus payout for such target

iii.	Achievement of 85% of the target will equal a 55% bonus payout for such target

iv.	Achievement of 90% of the target will equal a 70% bonus payout for such target

v.	Achievement of 95% of the target will equal a 85% bonus payout of such target

vi.	Achievement of 100% of the target will equal a 100% bonus payout of such target

Calculation of Bonus Payouts Above 100%

If the Company achieves at least 85% of each of the Revenue Target and EBITDA Earnings Target and at least 75% of the Adjusted EBITDA Earnings Target, then to the extent the achievement of any of the Financial Targets is greater than 100%, bonus payouts associated with such target or targets may exceed 100% as described below (“Additional Bonus Amounts”). In no event would Additional Bonus Amounts actually paid out be in excess of 20% of actual Adjusted EBITDA for 2011. Additional Bonus Payments will be straight-tlined on the same basis as set forth above. For example

A.	Achieving 105% of the Revenue Target or the EBITDA Earnings Target would result in a 125% bonus payout and achieving 110% would result in a 150% bonus payout. In no event would a bonus payout exceed 150% for either the Revenue Target or the EBITEDA Earnings Target.

B.	Achieving 105% of the Adjusted EBITDA Earnings Target would result in a 115% bonus payout, achieving 110% would result in a 130% bonus payout, achieving 115% would result in a 145% bonus payout, and achieving 116.7% would result in a 150% bonus payout. In no event would a bonus payout exceed 150% for the Adjusted EBITEDA Earnings Target.

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